                                                                    EXHIBIT 10.8

                             AMENDED AND RESTATED
                           ASSET PURCHASE AGREEMENT

     This Amended and Restated Asset Purchase Agreement (the "Agreement") is made effective as of October 1, 1999, by and between X-10 (USA) Inc., a New Jersey corporation (the "Seller") and X10 Wireless Technology, Inc., a Delaware corporation (the "Buyer").

                                    Recitals

     A. Seller is the owner of certain assets used in connection with the marketing and selling of home and small office networking products over the Internet, and desires to sell to Buyer those assets described below, pursuant to the terms and conditions of this Agreement;

     B. Buyer desires to purchase from Seller such assets described below, pursuant to the terms and conditions of this Agreement.

     C. Seller is engaged in the business of marketing, selling and distributing home and small office networking products to dealers, installers and retail stores;

     D. Buyer and Seller have previously entered into that certain Asset Purchase Agreement dated as of October 1, 1999 pursuant to which Seller sold and assigned to Buyer certain Internet URLs, customer and vendor lists, other intangible assets and intellectual property rights related to marketing and selling home and small office networking products;

     E. The Asset Purchase Agreement did not fully set forth the entire understanding between the parties with respect to Internet URLs, customer and vendor lists, intangible assets and intellectual property rights transferred under the Asset Purchase Agreement; and

     F. The parties now wish to amend and restate the Asset Purchase Agreement in order to clarify and memorialize the correct understanding of the parties with respect to the technology, intellectual property rights and products transferred under the Asset Purchase Agreement and to further describe the obligations of the parties in connection therewith.

                                   AGREEMENT

     In consideration of the foregoing, the mutual covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Purchase and Sale of Assets. Seller hereby irrevocably sells, assigns, transfers and conveys to Buyer all right, title and interest in and to all of Seller's assets that Seller uses or has used in conducting its business of marketing, selling and distributing home and small office networking products on the Internet including, without limitation, the assets described in Exhibit A attached hereto and all applicable intellectual property rights, on a worldwide basis, related thereto, including, without limitation, copyrights, trademarks, trade secrets, patents, patent applications, moral rights, contract and licensing rights (the "Property"). In consideration of such transfer of the Property, Buyer previously has delivered to Seller a promissory note in the principal amount of One Million Twenty-Four Thousand Three Hundred Dollars ($1,024,300) (the "Note"). In addition, Buyer has assumed certain of Seller's liabilities set forth in Exhibit B attached hereto for which Seller has executed a promissory note in the principal amount of One Million Two Hundred Twenty Four Thousand One Hundred Ninety Eight Dollars and

Fifty Three Cents ($1,224,198.53) (the "USA Note"). Seller hereby acknowledges that it retains no right to use the Property and agrees not to challenge the validity of Buyer's ownership of the Property.

     2. Excluded Assets. Seller will retain all of its assets not expressly transferred hereby.

     3. Further Assistance. Upon each request by Buyer, without additional consideration, Seller agrees to promptly execute documents, testify and take other acts as Buyer may deem necessary or desirable to procure, maintain, perfect, and enforce the full benefits, enjoyment, rights, title and interest, on a worldwide basis of the Property sold and assigned hereunder, and render all necessary assistance in making application for and obtaining original, divisional, renewal, or reissued utility and design patents, copyrights, mask works, trademarks, trade secrets, and all other technology and intellectual property rights throughout the world related to any of the Property, in the Buyer's name and for its benefit. In addition, Seller shall render to Buyer all assistance necessary to transfer the registration of the URLs included in the property into the name of Buyer. Seller hereby assigns to Buyer any and all claims, of any nature whatsoever, which Seller now has or may hereafter have for infringement of any Property assigned hereunder and agrees to cooperate with Buyer in the bringing of any claim for infringement of any Property assigned hereunder.

     4. Delivery. Seller further agrees to deliver to Buyer upon execution of this Agreement any and all tangible manifestations of the Property, including, without limitation, all notes, records, files and tangible items of any sort in its possession or under its control relating to the Property. Such delivery shall include all present and predecessor versions. In addition, Seller agrees to provide to Buyer from and after the execution of this Agreement and at the expense of Buyer competent and knowledgeable assistance to facilitate the transfer of all information, know-how, techniques, processes and the like related to such tangible manifestation and otherwise comprising the intangible aspects of the Property.

     5. Liabilities and Accounts Payable. BUYER EXPRESSLY DOES NOT ASSUME ANY LIABILITY OR OBLIGATION OF SELLER OF ANY KIND OR NATURE, HOWEVER OR WHENEVER ARISING, except as set forth in Exhibit B. Except as set forth in Exhibit B, Seller shall be responsible for paying all creditors of Seller, whether general or secured and whether contingent or disputed, and all accounts payable that arise prior to closing, whether or not any such obligations relate to Property purchased by Buyer.

     6. Closing Items. On or before closing, Buyer has delivered to Seller the Note, and Seller has delivered to Buyer the following:

          a. a Bill of Sale in the form attached hereto as Exhibit C, duly executed and acknowledged by Seller, conveying to Buyer all of the Property with warranties that the Property is free and clear of any claim, lien, encumbrance, or security interest;

          b. an Assignment of Domain Name, sufficient to convey to Buyer all of Seller's right, title and interest in and to all Internet URLs, domain and website names, addresses and registrations included in the Property, duly executed and acknowledged by Seller;

          c. all of the tangible assets that are part of the Property, including, without limitation, all tangible assets described on Exhibit A; and

          d.   the USA Note.

     7. Closing Expenses. Except as otherwise provided herein, and whether or not the transactions contemplated hereby are consummated, each party hereto shall pay its own expenses incident to

                                       2.

this Agreement and the transactions contemplated hereby including, without limitation, all legal and accounting fees and disbursements. Any personal property taxes on the Property will be prorated as of Closing. Any sales, use, transfer or excise taxes shall be borne and paid by Seller.

     8. Representations and Warranties of Seller. Seller represents, warrants, and agrees as follows:

          a. Organization and Authorization. Seller is a corporation duly organized and validly existing under the laws of the State of New Jersey. X10 Ltd., a Bermuda corporation, is the sole owner of all of the issued and outstanding capital stock of the Seller. The execution, delivery and performance of this Agreement by Seller and consummation of the transactions contemplated hereby have been duly and effectively authorized by the Board of Directors and sole shareholder of the Seller.

          b. Title and Condition of Property. Seller has good and marketable title to all the Property free and clear of all liens, security interests and encumbrances. Seller has not infringed and the Property does not infringe any patent, trademark, trade name right, copyright, trade secret or other intellectual property right of any third party. All tangible assets included in the Property are in good operating condition and fit for use in the ordinary course of Buyer's business.

          c. Contracts and Commitments. Except as otherwise disclosed to Buyer in writing prior to the effective date of this Agreement:

               (i) no purchase commitment by Seller relating to the Property is outstanding;

               (ii) Seller has no outstanding contracts, leases, undertakings, indebtedness, liabilities or commitments relating to the Property;

               (iii) Seller has no outstanding bid, sale, or service proposal relating to the Property, except as previously disclosed in writing to Buyer;

               (iv) all of Seller's contracts and undertakings relating to the Property are in full force and effect, and no default exists, and no event has occurred which with notice or lapse of time will if not cured constitute a default; and

               (v) Seller has no outstanding contracts with officers, employees, agents, consultants, advisors, salespersons, sales representatives, suppliers, customers, licensees, licensors, distributors, dealers or franchisees or any of its affiliates (other than Buyer) relating to the Property.

          d. No Breach. Neither execution and delivery of this Agreement nor compliance with its terms and provisions by Seller will (with or without notice or the passage of time) breach any statute or regulation or will conflict with or result in a breach of or default under any agreement or instrument to which Seller is a party or by which Seller is bound, or result in any lien, charge, encumbrance or restriction on any of the Property or give to others any interest or right, including right of termination or cancellation with respect to any portion of the Property.

          e. No Litigation or Adverse Event. There is no suit, action or legal, administrative, arbitration or other proceeding or governmental matter or investigation pending or threatened against Seller or against any part or portion of the Property. Seller is not in default with respect to any permit, license, or court order issued by any court or federal, state, local, or other governmental department, commission board, agency, or instrumentality with respect to the Property.

                                       3.

          f. Tax Returns and Payment. All tax returns and reports of Seller required by law to be filed under the laws of any jurisdiction, domestic or foreign, have been duly and timely filed, and all taxes, fees or other government charges of any nature have been paid or provided for in the Financial Statements. There are no taxes or assessments of deficiency or any additional taxes or other governmental charges with respect to Seller which are due and payable on the date of this Agreement or which will be due and payable or overdue on Closing or due after Closing with respect to operations prior to Closing or with respect to this transaction.

          g. No Infringement. Seller further represents and warrants that no claim, whether or not embodied in an action past or present, of any infringement, of any conflict with, or of any violation of any patent, copyright, trademark, trade secret or other intellectual property right or similar right of any third party, has been made or is pending or threatened against Seller with respect to the Property. Seller agrees to promptly inform Buyer of any such claim arising or threatened in the future with respect to the Property or any part thereof.

     9. Representations and Warranties of Buyer. Buyer represents and warrants that Buyer is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, and that the execution, delivery and performance of this Agreement by the Buyer and consummation of the transactions contemplated hereby have been or will be authorized by the Board of Directors of Buyer at or before the Closing.

     10. Survival of Warranties. The representations and warranties of each party to this Agreement will survive the Closing and will be true on and as of the Closing.

     11. Conditions Precedent to Buyer's Obligations. Each obligation of Buyer to be performed at the Closing is subject to fulfillment of the following conditions on or prior to the Closing, any one or more of which may be waived in writing by Buyer:

          a. Truth of Representations. The representations and warranties made by Seller in this Agreement shall be true on and as of the Closing with the same effect as if made at the Closing.

          b. No Material Change. The Property shall not have been materially changed or affected by any act, omission, casualty, or event.

          c. Compliance. Seller shall have performed and complied with all of its obligations under this Agreement to be performed at or prior to the Closing.

     12. Obligations to Employees and Former Employees. Except as specifically set forth in Exhibit B, Buyer assumes no obligation to any employee or former employee of Seller, and shall have no obligation to credit any employees of Seller who become employees of Buyer at or after the Closing with time spent as employees of Seller.

     13. Existing Orders. Seller will continue to be responsible for fulfillment of any existing orders received by Seller prior to Closing. Buyer assumes no obligation to fulfill any such orders.

     14. Warranty Claims. Buyer shall be responsible for responding to and satisfying any warranty claims made after Closing by customers who purchased products from Seller through an Internet purchase prior to Closing. Except to the extent of such warranty claims, Buyer assumes no obligation, and Seller shall be solely responsible for any claims or liabilities in connection with the sale of products by Seller prior to Closing.

                                       4.

     15.  Indemnification.

          a. Seller's Indemnity. Seller shall indemnify, defend and save harmless the Buyer, its transferees, successors and assigns and its partners, agents, employees and contractors, following the Closing hereunder, from and against (1) any and all liabilities, claims, liens or encumbrances, whether direct, contingent or consequential, arising out of Seller's use of the Property on or prior to Closing, excluding only Buyer's own wrongful or negligent acts or omissions; (2) any loss or damage to Buyer arising from any breach of any representation or warranty or default of any covenant or agreement of Seller under this Agreement; (3) any misrepresentation, breach of warranty, or nonperformance of any obligation or nonfulfillment of any condition on the part of Seller under this Agreement, (4) any claims, liabilities or damages relating to taxes that may be levied on Buyer that arise primarily as a result of Seller's conduct of its business and (5) all costs and expenses, including court costs and reasonable attorneys' fees, related to any actions, suits or judgments incident to any of the foregoing.

          b. Buyer's Indemnity. Buyer shall indemnify, defend and save harmless the Seller, its successors and assigns and its partners, agents, employees and contractors, following the Closing hereunder, from (1) any and all liabilities, claims, liens or encumbrances, whether direct, contingent or consequential, arising out of Buyer's use of the Property after the Closing, excluding only Seller's own wrongful or negligent acts or omissions, (2) any loss or damage to Seller arising from any breach of any representation or warranty or default of any covenant or agreement of Buyer under this Agreement;
(3) any misrepresentation, breach of warranty, or nonperformance of any obligation or nonfulfillment of any condition on the part of Buyer under this Agreement, and (4) all costs and expenses, including court costs and reasonable attorneys' fees, related to any actions, suits or judgments incident to any of the foregoing.

     16. Notices. All notices or other communications hereunder shall be in writing and shall be made by hand delivery, nationally-recognized overnight courier, electronic mail or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          X10 Wireless
          Technology, Inc.:     X10 Wireless Technology, Inc.
                                15200 52nd Avenue South
                                Seattle, WA  98188-2335
                                Attn:  Chief Financial Officer
                                Email:  Wade@x10.com

          X-10 (USA):           X-10 (USA) Inc.
                                91 Ruckman Road
                                Closter, NJ 07624-0420
                                Attn:  Tony Braathen, Finance Director
                                Email: tonyx10@aol.com

or at such other address as shall be furnished by any of the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered, if delivered personally, one (1) day after deposit with a nationally-recognized overnight courier, and three (3) calendar days after so mailed, if sent by registered or certified mail.

     17. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior arrangements and negotiations between the parties. This Agreement may be modified or amended only by mutual written consent of the parties; provided, however, that after the effective date of the Buyer's first firm commitment underwritten public offering of its securities registered under the Securities Act of 1933, as amended, any such modification or amendment shall be effective only if it is

                                       5.

approved by a majority of the directors serving on the Audit Committee of the Board of Directors of Buyer.

     18. Confidentiality. Seller understands and agrees that all financial information and other information provided to Seller by Buyer is proprietary and confidential information. Seller agrees to keep all such information in strict confidence and not to disclose it to any third party without the prior written consent of Buyer. Seller further agrees that all information and materials which result from obligations performed hereunder shall be and remain the property of Buyer and, upon termination of this Agreement or earlier request, shall be delivered to Buyer.

     19. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Washington as applied to transactions taking place wholly within Washington between Washington residents. Seller hereby expressly consents to the exclusive personal jurisdiction of and venue in the state and federal courts located in King County, Washington for any lawsuit filed there arising from or related to this Agreement. This Agreement shall not be subject to or governed by the United Nations Convention on Contracts for the International Sale of Goods, which is specifically disclaimed by the parties.

     20. Severability. If any portion of this Agreement shall be held invalid or inoperative, then, so far as is reasonable and possible, the remainder of this Agreement shall be considered valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative.

     21. Attorneys' Fees. The substantially prevailing party in any action between the parties which is based on this Agreement or any document related hereto shall have its reasonable attorneys' fees and other costs incurred in such action or proceeding including any incurred for pre-suit, trial, arbitration, post-judgment and appeal, paid by the other party.

     22. Waiver of Conflicts. Each party to this Agreement acknowledges that Cooley Godward LLP ("Cooley Godward"), outside general counsel to Buyer, represents only Buyer with respect to the matters contained in this Agreement and does not represent Seller in connection herewith. Seller understands that and agrees that it should not rely upon the advice of Cooley Godward with respect to the matters contained herein, and that it has had adequate opportunity to obtain the advice of independent legal counsel with respect to the matters contained in this Agreement.

                                       6.

     In Witness Whereof, the parties have executed this Amended and Restated Asset Purchase Agreement as of the date set forth below.


SELLER:                                   BUYER:

X-10 (USA) Inc.,                          X10 Wireless Technology, Inc.,
a New Jersey corporation                  a Delaware corporation


By: /s/ Tony Braathen                     By: /s/ Wade Pfeiffer
   ----------------------------------        ----------------------------------
Tony Braathen, Finance Director           Wade Pfeiffer, CFO


                                       7.

                                   EXHIBIT A

                            DESCRIPTION OF PROPERTY

I. Internet Assets. All of Seller's right, title and interest in and to all of Seller's Internet Uniform Resource Locators ("URLs"), including all domain and website names, addresses and registrations and other files associated therewith, including, without limitation, the following URLs:

             x10.com                    MP3anywhere.com

             x10homenetworking.com      x10wirelesstehnologies.com

             x10homenetworks.com        x-10.com

             x10USA.com                 x10USA.net

             Activehome.com             x10USA.org

             X10dealer.com              dvdanywhere.com

II. Assets Associated with the Internet Assets. The following items used by Seller in connection with the Internet Assets:

     Customer Lists: including the names, addresses, telephone numbers and, if available, e-mail addresses of all customers that bought products from X-10
(USA) Inc. or X-10 Ltd. on or before September 30, 1999.

     Promotional Materials: all sales, product, marketing and promotional materials or aids associated with the Internet Assets.

     Vendor and Supplier Information: lists of vendors and suppliers, including their names, addresses, telephone numbers and the names of their representatives.

     Other Records: all other records, or copies thereof, relating to Seller's use of the Internet Assets.

     Intellectual Property Rights: All intellectual property rights associated with the Internet Assets.

                                   EXHIBIT B

                         Other Assets and Liabilities

Assets Acquired
               Employee Advance                   3,000.00  Troy Bland advance from September
               Prepaid                           10,166.48  prepaid ads for yahoo
               Cash                             100,000.00  amount in secured merchant account
               Inventory                        124,425.28
               Cash                             328,788.65  amount in US Bank
               Cash                             532,553.19  amount in Seafirst account
                                            --------------
                                              1,098,933.60

 Liabilities Assumed
               accrued freight collected          4,970.00  accrued freight
               accrued employer exp               9,610.37
               due to USA Begin balance          10,072.40  outstanding ap debt
               accrued vacation                  15,114.16
               Accrued Expenses                  16,122.31  bank fees
               accrued payroll                   21,785.69
               Allowance for Returns            214,190.00
               Sales Tax Payable                264,664.77  sales tax payable
               Deferred Revenue                 190,859.68  deferred revenue
               due to USA Begin balance       1,594,375.12  outstanding ap debt
                                            --------------
                                              2,341,764.50
                                            --------------
     Note from USA to WTI to assume           1,242,830.90  net liabilities
     business as of 10/1/99                 ==============

 Fixed Assets Purchased
               Furniture and Fixtures             7,077.08
               Computers                         52,918.16
                                            --------------
                                                 59,995.24  assets
                                            ==============

                                            --------------
      Net amount owed to WTI for business     1,182,835.66
                                            ==============

EXHIBIT C

                             Warranty Bill of Sale


     KNOW ALL MEN BY THESE PRESENTS, that X-10 (USA) Inc., a New Jersey corporation ("Seller"), for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by it, does hereby sell, transfer, convey, assign and deliver to X10 Wireless Technology, Inc., a Delaware corporation ("Buyer"), all of Seller's right, title and interest in and to the following (collectively, the "Assets"):

     All assets enumerated on Exhibit A to that certain Amended and Restated Asset Purchase Agreement of even date herewith.

     Seller warrants that it has good, valid and marketable title to the Assets, free and clear of any lien, security interest or encumbrance. This Warranty Bill of Sale is being delivered in connection with the Asset Purchase Agreement dated as of October 1, 1999, between Seller and Buyer, and is subject to, and is entitled to the benefits in respect thereof.

     This Warranty Bill of Sale shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and assigns.

     IN WITNESS WHEREOF, Seller hereby executes this Warranty Bill of Sale to be effective as of October 1, 1999.

                                       X-10 (USA) Inc.,
                                       a New Jersey corporation


                                       By: /s/ Tony Braathen
                                          ------------------------------------
                                            Tony Braathen, Finance Director